Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated April 27, 2021 relating to the financial statements of Rite Aid Corporation and the effectiveness of Rite Aid Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Rite Aid Corporation for the year ended February 27, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
October 21, 2021